BNY | INVESTMENTS

BNY Mellon Strategic Municipal Bond Fund, Inc. (NYSE: DSM)

PROTECT YOUR FUND

VOTE ON THE WHITE PROXY CARD – **FOR** THE BOARD-RECOMMENDED NOMINEES

Ahead of the Annual Meeting on **June 11, 2026**, we are asking you to help defend your Fund and preserve your ability to meet your financial goals. **PROTECT YOUR INVESTMENT** from an activist investor, Saba Capital Management, which has nominated an individual to the Fund's Board who could imperil your Fund's ability to deliver the consistent income you count on.

On the WHITE proxy card, you will see one proposal. Your Board recommends voting:

✓ **FOR** your qualified, elected Board members:

Roslyn M. Watson, Joan L. Gulley and Burton N. Wallack

IMPORTANT: PLEASE DISCARD ANY GOLD PROXY CARD YOU RECEIVE FROM SABA

Your qualified Board is best positioned to continue protecting your interests.

Your vote will allow you to maintain your long-term investment and the consistent income that matters most.

Your Board has worked with the Fund's investment adviser to agree to lower the Fund fees you pay through May 31, 2027—specifically, the investment adviser will waive receipt of a portion of its investment advisory fee from the Fund to lower expenses.

Your Fund is structured to promote **stability, continuity, and the preservation of capital** over the full life of the Fund.

Your Fund continues to deliver consistent distributions and outperform its peers on a net asset value (NAV) and market return basis.

$0.030

Average monthly distributions per share over past 10 years (January 2016 through April 2026)

12.66% vs. 10.15%

Fund's 1-year market return vs Morningstar High Yield Municipal Funds (Closed-End) Category average (as of 4/30/26)

DON'T WAIT TO PROTECT YOUR INVESTMENT

VOTE today FOR the Board Nominees on the WHITE proxy card

BNY | INVESTMENTS

Shareholder Name
Address 1
Address 2
Address 3

IMPORTANT NOTICE

Re: **Your Investment in BNY Mellon Strategic Municipal Bond Fund, Inc. (Ticker: DSM)**

Dear Shareholder:

We have been trying to contact you about your investment with **BNY Mellon Strategic Municipal Bond Fund, Inc.**

We would like to speak with you regarding an important matter. The call will only take a moment, and no confidential information is required. Please call toll-free at (877) 361-7966 between 9:00 a.m. and 10:00 p.m. Eastern Time, Monday through Friday, or from 10:00am to 6:00pm Eastern Time on Saturday.

Please contact us as soon as possible.

We appreciate your investment in **BNY Mellon Strategic Municipal Bond Fund, Inc.**

Sincerely,

Sarah S. Kelleher

Sarah S. Kelleher
Secretary
BNY Mellon Strategic Municipal Bond Fund, Inc.

INVESTOR PROFILE:

Investor ID: **XXXXXXXX**
Shares owned: XXXXXXXXX

Security ID: XXXXXXXX
Household ID: XXXXXXXX

OFFICIAL BUSINESS *This document relates to your investment in BNY Mellon Strategic Municipal Bond Fund, Inc.*